Northfield, Illinois60093Telephone  847 446 7500Stepan CompanyStepan

Exhibit 99.2

Stepan Declares Quarterly Dividend

Northfield, Illinois, February 24, 2016 -- Stepan Company (NYSE:SCL) today reported:

On February 23, 2016, the Board of Directors of Stepan Company declared a quarterly cash dividend on its common stock of $0.19 per share.   The dividend is payable on March 15, 2016, to common stockholders of record on March 4, 2016.  The Company increased its quarterly cash dividend in the fourth quarter of 2015 by $0.01 per share, marking the 48th consecutive year that the company has increased cash dividends to shareholders.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds.  The Company is also a leading supplier of Polyurethane polyols used in the expanding thermal insulation market, and C.A.S.E. (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

Stepan is a 2015 U.S. Environmental Protection Agency Safer Choice Partner of the Year award winner.

The common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, disruptions in production at manufacturing facilities, volatility of raw material and energy costs, maintaining and protecting intellectual property rights, interruption or breaches of information technology systems, disruptions in transportation or significant changes in transportation costs, and general economic conditions.  These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Source:   Stepan Company

Contact:  Scott D. Beamer847-446-7500